EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of MAPICS, Inc. of our report dated October 28, 2002, except as to Note 18 for which the date is November 25, 2002, relating to the financial statements of MAPICS, Inc., which appears in such Registration Statement.We also consent to the reference to us under the heading “Experts.”

PricewaterhouseCoopers LLP

Atlanta, Georgia
December 18, 2002